Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Investview, Inc. for the year ended March 31, 2014 of our report dated July 14, 2014 included in its Registration Statements on Form S-8 relating to the financial statements for the two years ended March 31, 2014 listed in the accompanying index.

/s/ Fiondella, Milone & LaSaracina LLP

Glastonbury, Connecticut

July 15, 2014